Exhibit 10.2
March 31, 2023
Jim Vollins

Dear Jim,
On behalf of Eiger BioPharmaceuticals, Inc. (the “Company”), I am pleased to confirm the terms and conditions of your offer of at-will employment, with an anticipated start date, Monday April 10, 2023 (“Start Date”), pursuant to this letter (this “Letter”). Assuming you satisfy the contingencies below, this Letter sets forth the terms and conditions of your employment:
Position and Duties. Your job title with the Company will be General Counsel, Corporate Secretary, and Chief Compliance Officer, a full-time, exempt position located remotely but shall be available for meetings at Company Headquarters at 2215 Park Blvd, Palo Alto, CA as reasonably requested and agreed upon in advance. You will report to the Chief Executive Officer. The Company may modify your job title, work location, duties, and responsibilities from time-to-time as it deems necessary. A copy of your job description is attached to this letter.
Compensation. Your semi-monthly gross salary, before other applicable withholdings, will be $17,708.34 which equates to an annual base salary of $425,000.
Annual Performance Bonus. Beginning with calendar year 2023, you will be eligible for an annual bonus, targeted at 40% of your base salary, based on the Company’s performance to budget, your individual performance, and other management objectives as determined by the Company in its sole discretion. If these performance objectives are not met, then your bonus payment may be less than 40% of your base salary, including no bonus. In accordance with Company policy, you also must be an active employee and in good standing on the last day of the applicable calendar year in order to receive a bonus payment. The amount of any bonus awarded for 2023 will be pro-rated from your start date. Any Bonus earned will be paid as soon as practical after the bonus amounts are determined, but no later than March 15th after the close of the applicable bonus year.
Equity. Subject to approval by the Company’s Board of Directors (the “Board”) the Company shall grant you an option to purchase 120,000 shares (the “Option”) of the Company’s Common Stock, with an exercise price equal to fair market value of a share of Company Common Stock as of the date of grant. The Option will be subject to the terms and conditions of the underlying equity plan and your grant agreement. Your grant agreement will include a four-year vesting schedule, under which 25 percent of your shares will vest after twelve months of employment, with the remaining shares vesting monthly thereafter, until either your Option is fully vested or your employment ends, whichever occurs first. In addition, you will be eligible for future equity awards granted in accordance with the Company’s equity plans as in effect from time to time at levels commensurate with your position and responsibilities and subject to such terms as shall be determined by the Board or one of its committees in its or their sole discretion.

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Withholding. The Company shall withhold federal, state, and local income, employment, or other taxes as required by applicable law from all compensation or benefits paid to you in connection with your employment.
Benefits. You will be eligible to participate in Company-sponsored medical, dental, vision, 401(k), disability insurance, life insurance and other benefits, as approved and offered by the Company, in accordance with the terms and conditions for our plans.
Paid Time Off. You will accrue fifteen (15) days/120 hours of paid time off annually and are eligible for twelve (12) company-designated holidays per calendar year, subject to the Company’s policy and in accordance with applicable law. Paid time off may be used for vacation, illness or injury, and personal matters. The company reserves the right to modify, revoke, suspend, terminate, or change the benefits program, in whole or in part, with 30 days’ notice. Unused and accrued paid time off (PTO) will be paid out at termination.
At-Will Employment. This Letter does not constitute an employment agreement between you and the Company. Your employment with the Company shall at all times be “at-will,” meaning that your employment is not guaranteed for any specified time period, and either you or the Company may terminate the employment relationship at any time and for any reason, with or without cause or advance notice. At-will employment also means that the Company may make decisions regarding other terms of employment at any time with or without advance notice or cause, including but not limited to demotion, discipline, promotion, transfer, compensation, and duties. The at-will nature of your employment cannot be changed, except in writing signed by both you and the Company’s Chief Executive Officer.
Payments upon Termination other than without Cause or with Good Reason. Upon termination of your employment for any reason other than by the Company without Cause or by you with Good Reason, you shall be paid all accrued but unpaid Base Salary, any earned but unpaid Bonus, reimbursement for business expenses incurred by you but not yet paid to you as of the date your employment terminates, and all accrued but unused vacation (collectively, the “Accrued Payments”). Any unvested Company equity awards that you hold, including any unvested options and restricted stock units (collectively, “Outstanding Equity”), shall terminate as of your termination date.
Termination without Cause or with Good Reason. If, after you complete nine (9) months of employment with the Company, the Company terminates your employment without Cause (as defined below) for reasons other than death or permanent disability or you resign for Good Reason (as defined below), and provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)), then, if with 45 days after you separation from service you sign a general release in a form acceptable to the Company and do not revoke such general release, you shall be entitled to receive the following severance benefits:

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(i)    an amount equal to nine (9) months of your then current base salary, less all applicable withholdings and deductions, paid over a nine (9) month period, which payment will commence on the first payroll period that is 60 days after your date of termination of employment and thereafter shall be paid according to the Company’s normal payroll schedule. The eligible salary continuation that would have been paid on the payroll dates during the 60-day waiting period will be accumulated and paid in a lump sum with the first salary continuation payment after the 60-day waiting period; and
(ii)    if you timely elect continued coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for yourself and, and if applicable, your covered dependents, then the Company shall pay the COBRA premiums necessary to continue your health insurance coverage in effect for yourself and your eligible dependents on the termination date until the earliest of (A) the close of the nine (9) month period following the termination of your employment, (B) the expiration of your eligibility for the continuation coverage under COBRA, or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. If you become eligible for coverage under another employer's group health plan or otherwise cease to be eligible for COBRA during the period provided in this clause, you must immediately notify the Company of such event, and all payments and obligations under this clause shall cease.
Change in Control. If there is a Change in Control (as defined below), and the Company (or the surviving company, if applicable) terminates your employment, for any reasons other than death or disability, and within ninety (90) days before the closing of a Change in Control and one (1) year after the effective date of that Change in Control, or you resign for Good Reason (as defined below), then, if you sign a general release of claims in a form acceptable to the Company within 45 days of your termination date and the general release becomes irrevocable, you shall be entitled to receive the following benefits:
(i)your Outstanding Equity as of the date of termination will become 100% vested and any performance-based vesting under the Outstanding Equity will be deemed, any Outstanding Equity that is subject to performance-based vesting conditions will be deemed to have been achieved at target (the “Vested Equity”). You will have a period to exercise your Vested Equity that is the shorter of 12 months from your date of termination or the expiration date under the terms of the Vested Equity;
(ii)    an amount equal to (A) twelve (12) months of your then current base salary and (2) pro-rata target bonus for the calendar year in which you are terminated, less all applicable withholdings and deductions, paid in lump sum on a date 60 days after your termination from employment;

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(ii)if you timely elect continued coverage under COBRA for yourself and, if applicable, your covered dependents, then the Company shall pay the COBRA premiums necessary to continue your health insurance coverage in effect for yourself and your eligible dependents on the termination date until the earliest of (A) the close of the twelve (12) month period following the termination of your employment, (B) the expiration of your eligibility for the continuation coverage under COBRA, or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. If you become eligible for coverage under another employer's group health plan or otherwise cease to be eligible for COBRA during the period provided in this clause, you must immediately notify the Company of such event, and all payments and obligations under this clause shall cease.
Your receipt of any of the severance benefits set forth above is conditional upon you continuing to comply with your legal and contractual obligations to the Company.
Definitions. A “Change in Control” shall mean a “change in the ownership of a corporation” (as defined in Treasury Regulation section 1.409A-3(i)(5)(v)) which will occurs on the date that any one person, or “more than one person acting as a group” (as defined in Treasury Regulations section 1.409A-3(i)(5)(v)(B)), acquires ownership of the stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company; or a “change in the ownership of a substantial portion of a corporation's assets” (as defined in Treasury Regulation section 1.409A-3(i)(5)(vii)) which will occur on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50 percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions; provided that a Change in Control shall not include (x) transfers to a related person (as defined in Treasury Regulation section 1.409A-3(i)(5)(v)(vii)(B) (y) any consolidation or merger effected exclusively to change the domicile of the Company, or (z) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted or a combination thereof approved by two-thirds of the outstanding shares of preferred stock of the Company.
For purposes of this letter agreement, “Good Reason” shall mean the occurrence of any of the following without your prior written consent: (i) relocation of your principal place of employment of over 35 miles from your then-current principal place of employment immediately prior to such relocation; (ii) a material and adverse change in your authority, duties, or responsibilities, or (iii) a material reduction in your Base Salary or Bonus target percentage of Base Salary, unless the salaries or bonus target percentages of all other senior executive officers of the Company are correspondingly and proportionately reduced. You cannot terminate your employment for Good Reason unless you have provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) days after

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the existence of such event, and the Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances, and you resign your employment within thirty (30) days after the end of such cure period.
For purposes of this letter agreement, “Cause” shall mean that in the reasonable determination of the Board, you commit any felony or crime involving moral turpitude, participate in any fraud against the Company, willfully breach your duties to the Company, wrongfully disclose any trade secrets or other confidential information of the Company, or materially breach any material provision of the Agreement, the Employee Confidential Information and Inventions Assignment Agreement or any other agreement entered into with the Company.
Section 280G of the Code. If any payment or benefit (including payments and benefits pursuant to this Agreement) that you would receive in connection with a Change in Control from the Company or otherwise (“Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Transaction Payment are paid to you, which of the following two alternative forms of payment would result in your receipt, on an after-tax basis, of the greater amount of the Transaction Payment notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax: (1) payment in full of the entire amount of the Transaction Payment (a “Full Payment”), or (2) payment of only a part of the Transaction Payment so that you receive the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”). For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be considered all applicable federal, state, and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, (x) you shall have no rights to any additional payments and/or benefits constituting the Transaction Payment, and (y) reduction in payments and/or benefits shall occur in the manner that results in the greatest economic benefit to you as determined in this paragraph. If more than one method of reduction results in the same economic benefit, the portions of the Transaction Payment shall be reduced pro rata. Unless you and the Company otherwise agree in writing, any determination required under this paragraph shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this paragraph, the accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. You and the Company shall furnish the accountants such information and documents as the accountants may reasonably request in order to decide under this paragraph. The Company shall bear all costs the accountants may reasonably incur in connection with any calculations contemplated by this paragraph as well as any costs incurred by you with the accountants for tax planning under Sections 280G and 4999 of the Code.

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Section 409A. It is intended that all of the severance benefits and other payments payable under this letter satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this letter will be construed to the greatest extent possible as consistent with those provisions. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this letter (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this letter, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall be accumulated and paid to you in a lump sum on the earliest of (i) the first day of the seventh month after your separation from service, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation, and any remaining payments due shall be paid as otherwise scheduled under this Agreement. No interest shall be due on any amounts so deferred.
Arbitration. You and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes before a single arbitrator (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity and may not preside over any form of representative or class proceeding. To the extent that the preceding sentence regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended. In

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the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.
Confidential Information and Invention Assignment Agreement. As a condition of your employment with the Company, you will be asked to read, agree to, and sign a Confidential Information and Invention Assignment Agreement (the “Confidential Information and Invention Agreement”).
Entire Agreement; No Other Promises. This Letter contains the entire agreement between you and the Company concerning the terms and conditions of your employment with the Company, and replaces, supersedes, and cancels all prior agreements, commitments, and understandings, whether spoken or written, that the Company may have made in connection with your employment. No commitments affecting the terms of your employment or altering your employment status are binding on the Company unless contained in a writing signed by both you and the Company’s Chief Executive Officer. This Letter is intended as written, and no marginal notations or other revisions to this Letter are binding on the Company unless the Company’s Chief Executive Officer expressly consents in writing to such notations or revisions. In deciding to accept employment with the Company as of the effective date of this Letter, you acknowledge that you have not relied on any promises, commitments, statements, or representations, whether spoken or in writing, made to you by any Company representative, other than those expressly stated in this Letter. Your employment with the Company, of course, remains subject to all Company policies and procedures.
Other Terms. The Company’s failure to strictly enforce any term or act in response to any breach of this Letter shall not waive any of its subsequent rights to strictly enforce any such term or take any such action. Each provision in this Letter is severable, and a finding that any provision or term of this Letter is invalid, contrary to, or in conflict with, any law or regulation shall not affect the remainder of the terms and provisions contained in this Letter.

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Contingencies: Notwithstanding anything to the contrary in this Letter, this offer is expressly contingent upon: (1) the satisfactory completion by the Company, determined in its sole discretion, of a reference check and background check (including criminal history in accordance with state law) that meet standards based upon job duties and business necessity; (2) executing the Confidential Information and Invention Agreement; (3) your name not appearing on the FDA debarment list or any other United States Government debarment list; (4) proof of your eligibility to work in the United States within three (3) days of hire. Please do not take any significant steps, such as quitting your current job, etc., until we notify you that these contingencies are complete. Once these contingencies are clear, we will contact you to confirm your start date.

COVID-19 Vaccination. The Company has implemented a COVID-19 policy which requires all employees to be Fully Vaccinated against COVID-19, as defined by the United States Centers for Disease Control (“CDC”) and present a copy of your completed COVID-19 CDC vaccination card to the Company prior to Monday, April 10, 2023.  “Fully Vaccinated” means you must have received both doses of either the Pfizer or Moderna vaccine or a one dose of a single dose vaccine, as well as a booster vaccine (if eligible) prior to your first day of work.  This policy is subject to reasonable accommodations related to an individual’s disability, sincerely held religious beliefs and practices. Please inform the Company immediately if: (1) you have a disability and/or a sincerely held religious belief which prevents you from obtaining a COVID-19 vaccination; or (2) you have been unable to schedule vaccination appointment(s).
Jim, we look forward to working with you at Eiger Biopharmaceuticals, Inc.
Please confirm your acceptance of the terms contained in this Letter by DocuSigning below and on the enclosed Job Description.
We look forward to you joining the team!
Sincerely,
/s/ David Apelian
David Apelian
Chief Executive Officer

Accepted:
/s/ Jim Vollins
Jim Vollins

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